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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURTIES EXCHANGE ACT OF 1934

                          FIRST OTTAWA BANCSHARES, INC.
             (Exact name of Registrant as specified in its charter)


               DELAWARE                                 36-4331185
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

         701-705 LASALLE STREET                           61350
            OTTAWA, ILLINOIS                            (ZIP Code)
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

None.

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. / /

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. /X/

Securities to be registered pursuant to Section 12(g) of the Act:

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                                (Title of Class)

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.   DESCRIPTION OF REGISTRANTS SECURITIES TO BE REGISTERED.

          First Ottawa Bancshares' authorized capital stock consists of 750,000 shares of $1.00 par value common stock. The holders of First Ottawa Bancshares common stock have unlimited voting rights and are entitled to one vote per share for all purposes. The holders of First Ottawa Bancshares common stock have cumulative voting rights in the election of First Ottawa Bancshares' directors. The holders of First Ottawa Bancshares common stock are entitled to any dividends as may be declared by the Board of Directors of First Ottawa Bancshares in compliance with the provisions of the Delaware General Corporation Law and the regulations of the appropriate regulatory authorities, and to receive the net assets of the corporation upon dissolution. The First Ottawa Bancshares common stock does not have any preemptive rights with respect to acquiring additional shares of First Ottawa Bancshares common stock, and the shares are not subject to any conversion, redemption or sinking fund provisions. The outstanding shares of First Ottawa Bancshares common stock are fully-paid and nonassessable.

ITEM 2.   EXHIBITS.

          The following exhibits are filed as part of the registration statement:

               2(a) Certificate of Incorporation of First Ottawa Bancshares,
                    Inc.

               2(b) By-laws of First Ottawa Bancshares, Inc.

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                                    SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FIRST OTTAWA BANCSHARES, INC.

Date:  April 28, 2000


By:  /s/ Joachim J. Brown
     -------------------------
     Joachim J. Brown
     Chief Executive Officer and President